UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 20, 2007

uVuMobile, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-26809	91-1962104
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

3505 Koger Boulevard, Suite 400, Duluth, GA	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 279-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosure contained in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 20, 2007, uVuMobile, Inc (the "Company") entered into Bridge Loan Agreements and issued 8.25% Promissory Notes to five Directors of the Company (the "Lenders") pursuant to a Bridge Loan Agreement dated as of July 20, 2007 (the "Loan Agreement"). More specifically, Mr. Glenn Singer, Mr. Michael Criden, Mr. John Abdo, Mr. Justin Stanley and Mr. David Oros each loaned the Company one hundred thousand dollars ($100.000.00). The loan is evidenced by an unsecured promissory note (the "Note") which accrues interest at a rate of 8.25% per annum. Interest and outstanding principal on the Note are due in full one hundred and twenty (120) days from the date of the Note (the "Maturity Date"). In addition, the Board of Directors unanimously agreed to waive all past due director fees. The Board of Directors has also agreed to waive future director fees.

Form of the Note is attached as Exhibit 10.1

Item 8.01 Other Events

After an evaluation of the ongoing financial prospects of the Company, including the fact that it has been unable to secure further equity or debt financing, the Board of Directors of the Company on July 26, 2007, determined to seek Chapter 11 bankruptcy protection for the Company. The Company has engaged bankruptcy counsel and is evaluating the alternatives available to it. The Company intends to file for bankruptcy protection as soon as practicable. The amounts borrowed under the bridge loans referenced in Item 2.03 above will be available to fund the Company's operating needs during the banlcruptcy process. There can be no assurance that any additional funding will be available if the existing funds are depleted.

Item 9.01 Financial Statements and Exhibits

d)	Exhibits
10.1	Form of 8.25% Non-Secured Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

uVuMobile, Inc

Dated: July 31, 2007	By: /s/ William J. Loughman
Name: William J. Loughman
Title: Chief Financial Officer